UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 29, 2004

WESTERN GAS RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10389	84-1127613
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1099 18th Street, Suite 1200, Denver, Colorado	80202
(Address of Principal Executive Offices)	(Zip Code)

(303) 452-5603

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Item 5.  Other Events.

On June 29, 2004, Western Gas Resources, Inc. (“Western”) amended and restated its existing $300 million revolving credit facility due to mature on April 24, 2007.  Western entered into the amended and restated credit agreement with a syndicate of banks, including Bank of America, N.A. (“Bank of America”), as Administrative Agent, under which the banks have extended to Western a $400 million five-year senior unsecured revolving credit facility.  Loans made under the amended and restated credit agreement are secured by a pledge of the capital stock of Western’s significant subsidiaries, each of which has also provided a guaranty of the payments owed by Western under the amended and restated credit agreement.

Each loan bears interest at a Eurodollar rate or a base rate, as requested by Western, plus an applicable percentage based on Western’s debt to capitalization ratio.  The base rate is the higher of the Federal Funds Rate plus ½ of 1% or Bank of America’s published prime rate.  In addition, under the terms of the amended and restated credit agreement, Western pays a fee quarterly in arrears based on a percentage (between 0.20% and 0.375% depending on Western’s debt to capitalization ratio) multiplied by the daily amount that the aggregate commitments exceed borrowings under the agreement.

As of June 30, 2004, Western had $95 million in loans outstanding under the amended and restated credit agreement. All borrowings under the $300 million predecessor credit facility have been repaid with borrowings under the $400 million amended and restated credit agreement.  The remaining balance of the credit facility is available to Western for general working capital purposes.

Effective June 29, 2004, Western also amended its master shelf agreement with The Prudential Insurance Company of America to modify the financial covenants to be consistent with the terms of the amended and restated credit agreement.  On June 30, 2004, Western drew an additional $100 million under the master shelf agreement through the issuance of seven-year notes bearing interest at 5.92%.  These notes are prepayable at Western’s option by paying yield maintenance based on U.S. treasury rates plus 75 basis points.  The proceeds of these notes were used to reduce amounts outstanding under Western’s amended and restated credit agreement.

The above summary is qualified in its entirety by reference to the agreements and amendments to which the summary relates.  These agreements and amendments are attached as exhibits to this report on Form 8-K.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(c)                      Exhibits.  The following exhibits are filed with this Report.

10.1                 Amended and Restated Credit Agreement, dated as of June 29, 2004, among Western Gas Resources, Inc., as Borrower, Bank of America, N.A., as Administrative Agent and L/C Issuer, BNP Paribas, JPMorgan Chase Bank, The Royal Bank of Scotland plc and Wachovia Bank, National Association, as Co-Syndication Agents, Union Bank of California, N.A., U.S. Bank National Association and Wells Fargo Bank, N.A., as Co-Documentation Agents, and the Other Lenders a Party Thereto.

10.2                 Continuing Guaranty, dated as of June 29, 2004, by MIGC, Inc., Western Gas Resources – Texas, Inc., MGTC, Inc., Mountain Gas Resources, Inc. Lance Oil & Gas Company, Inc. and Western Gas Wyoming, L.L.C. in favor of Bank of America, N.A., as Administrative Agent.

10.3                 Amended and Restated Pledge Agreement, dated as of June 29, 2004, by Western Gas Resources, Inc., in favor of Bank of America, N.A., as Administrative Agent.

10.4                 Amended and Restated Subsidiary Pledge Agreement, dated as of June 29, 2004, by MIGC, Inc., in favor of Bank of America, N.A., as Administrative Agent.

10.5                 Amended and Restated Intercreditor Agreement, dated as of June 29, 2004, by and among the Banks, Bank of America, N.A., as Administrative Agent for the Banks and The Prudential Insurance Company of America, Pruco Life Insurance Company, ING Life Insurance & Annuity Company, Prudential Investment Management, Inc., Pruco Life Insurance Company of New Jersey, Gibralter Life Insurance Co., Ltd., RGA Reinsurance Company, American Bankers Life Assurance Company of Florida, Inc., Fortis Benefits Insurance Company and Connecticut General Life Insurance Company, consented to agreed by Western Gas Resources, Inc. and its subsidiaries listed therein.

10.6                 Letter Amendment No. 2 to Third Amended and Restated Master Shelf Agreement, dated as of June 29, 2004, by and among Western Gas Resources, Inc. and The Prudential Insurance Company of America, Pruco Life Insurance

Company, Prudential Investment Management, Inc., ING Life Insurance & Annuity Company and each Purchaser listed on the Purchaser Schedule attached Thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN GAS RESOURCES, INC.
(Registrant)

Date: July 1, 2004	By:	/s/ William J. Krysiak
Name: William J. Krysiak
Title: Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1

Amended and Restated Credit Agreement, dated as of June 29, 2004, among Western Gas Resources, Inc., as Borrower, Bank of America, N.A., as Administrative Agent and L/C Issuer, BNP Paribas, JPMorgan Chase Bank, The Royal Bank of Scotland plc and Wachovia Bank, National Association, as Co-Syndication Agents, Union Bank of California, N.A., U.S. Bank National Association and Wells Fargo Bank, N.A., as Co-Documentation Agents, and the Other Lenders a Party Thereto.

10.2

Continuing Guaranty, dated as of June 29, 2004, by MIGC, Inc., Western Gas Resources – Texas, Inc., MGTC, Inc., Mountain Gas Resources, Inc. Lance Oil & Gas Company, Inc. and Western Gas Wyoming, L.L.C. in favor of Bank of America, N.A., as Administrative Agent.

10.3	Amended and Restated Pledge Agreement, dated as of June 29, 2004, by Western Gas Resources, Inc., in favor of Bank of America, N.A., as Administrative Agent.
10.4	Amended and Restated Subsidiary Pledge Agreement, dated as of June 29, 2004, by MIGC, Inc., in favor of Bank of America, N.A., as Administrative Agent.
10.5

Amended and Restated Intercreditor Agreement, dated as of June 29, 2004, by and among the Banks, Bank of America, N.A., as Administrative Agent for the Banks and The Prudential Insurance Company of America, Pruco Life Insurance Company, ING Life Insurance & Annuity Company, Prudential Investment Management, Inc., Pruco Life Insurance Company of New Jersey, Gibralter Life Insurance Co., Ltd., RGA Reinsurance Company, American Bankers Life Assurance Company of Florida, Inc., Fortis Benefits Insurance Company and Connecticut General Life Insurance Company, consented to agreed by Western Gas Resources, Inc. and its subsidiaries listed therein.

10.6

Letter Amendment No. 2 to Third Amended and Restated Master Shelf Agreement, dated as of June 29, 2004, by and among Western Gas Resources, Inc. and The Prudential Insurance Company of America, Pruco Life Insurance Company, Prudential Investment Management, Inc., ING Life Insurance & Annuity Company and each Purchaser listed on the Purchaser Schedule attached Thereto.